FOR IMMEDIATE RELEASE

Contact:           Pamela Schreiber
Investor Relations
Resource America, Inc.
1845 Walnut Street, 10th Floor
Philadelphia, PA 19103
(215) 546-5005

Resource America’s LEAF Financial Corporation
Acquires the Leasing Division of Pacific Capital Bank, N.A.

•	Increases LEAF’s commercial finance Assets Under Management to over $1 billion
•	Adds in excess of $100 million in annual lease and loan origination capability
•	Assets acquired on behalf of LEAF’s investment partnerships

Philadelphia, PA- June 20, 2007, -Resource America, Inc. (NASDAQ:REXI) announces today that its commercial finance subsidiary, LEAF Financial Corporation (“LEAF”), has significantly expanded its third party lease origination capability and assets under management by entering into a definitive agreement to acquire the Leasing Division of Pacific Capital Bank, N.A. (fdba Santa Barbara Bank & Trust). The total purchase price of approximately $280 million includes a portfolio of small ticket leases to be acquired by LEAF’s investment partnerships and by LEAF on behalf of those vehicles. In addition, LEAF will retain the lease origination and management platform as well as one of the industry’s most experienced small ticket leasing teams including senior management, originations, and operations personnel and their relationships with a network of over 200 third party originators.  After this acquisition, LEAF will manage over $1 billion of commercial leases and finance assets for its own account, individual and institutional investors. The new LEAF Third Party Funding Group will continue to operate from Santa Barbara, CA and is expected to originate in excess of $100 million of additional lease assets for LEAF investment vehicles in fiscal 2008.

Pacific Capital Bank’s Leasing Division is one of the nation’s largest and most respected financial institutions dedicated to funding transactions from third party originators and traces back to Puritan Leasing Company, which was founded in Santa Barbara in 1962. It was recently recognized as a 40+ year member of the Equipment Leasing & Finance Association (ELFA).

“The combined leasing operations of LEAF and PCB create an exciting funding resource for the vibrant third party origination segment of the equipment leasing and finance industry” said Paul Menzel, who will be General Manager of the combined LEAF Third Party Funding Group. “The rich heritage of each entity includes some of the most experienced leasing professionals in our industry and virtually identical credit and operating cultures.  LEAF’s expertise and technology tools will immediately enhance the service capability and responsiveness to our third party originators and their customers. A powerful force has been created.”

Crit DeMent, Chairman and CEO of LEAF, said “We are very excited to welcome Paul Menzel and the PCB Leasing team members to the LEAF family. The experience, reputation and extensive third party relationships of PCB’s Leasing Division, we believe, are unparalleled in our industry. I am confident that the combined synergies of the companies will create a dominant business in the third party funding segment. Not only does this enhance our origination capabilities but our investment partners will benefit from the quality of assets generated through this acquisition.”

LEAF Financial Corporation is a commercial finance and asset management company headquartered in Philadelphia, PA. LEAF’s business model is to originate small to middle ticket equipment leases and loans in a variety of asset classes through five strategic business units. After origination, LEAF manages the leases for its own account, institutions, and individual investors through investment partnerships and other investment vehicles. LEAF Financial Corporation is a subsidiary of Resource America, Inc. (NASDAQ:REXI). LEAF was advised on this acquisition by FairView Advisors, LLC.

FairView Advisors specializes in Mergers and Acquisitions, and finding private equity and debt financing as well as strategic advisory work for companies in select industries, including financial services, biomedical and healthcare, manufacturing, information technology, telecom and wireless as well as sports and media. The company is headquartered in Naples, Florida with offices in New Jersey, Pennsylvania and California. For more information visit the company’s website is www.fairviewadvisors.com or contact Don Jay Smith at 908-832-1020.

Resource America is a specialized asset management company that uses industry specific expertise to generate and administer investment opportunities for its own account and for outside investors in the financial fund management, real estate and commercial finance sectors. For more information please visit our website at www.resourceamerica.com or contact Investor Relations at pschreiber@resourceamerica.com.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Resource America, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10Q, reports on Form 8-K and annual reports on Form 10-K.